Exhibit 99(a)
TRUSTCO
Bank Corp NY	News Release

5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311   Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ – TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
518-381-3607

FOR IMMEDIATE RELEASE:

TrustCo Ranked as One of America’s Top Performing Banks by the ABA Banking Journal

Glenville, New York – June 8, 2009

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST)  is proud to announce that the ABA Banking Journal has ranked TrustCo as the eighth best performing bank in the United States of all banks with assets of more than $3 billion.  In its May 2009 issue, the article “Banking’s Top Performers, 2008” discusses the extraordinary developments that occurred during 2008, noting that as a group the 145 institutions included in the over $3 billion category had a negative return on equity of 4.2%.  TrustCo reported a positive return on equity of 14.3%.

TrustCo Chairman, President and Chief Executive Officer Robert J. McCormick noted, “We are pleased that the ABA Banking Journal recognized the success TrustCo has had in continuing to report profit levels that exceed our peers.  Our adherence to a sound, focused business plan has enabled us to report solid profits even in difficult economic cycles such as we see today.”

TrustCo Bank Corp NY is a $3.5 billion bank holding company and through its subsidiary, Trustco Bank, operates 128 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.